Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 24, 2017

For Immediate Release	Contact:	Oona McCullough
Investor Relations
(215) 454-4806

URBN Appoints a New Member to the Board of Directors and

Announces an Additional Share Repurchase Program

PHILADELPHIA, August 24, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced that, effective August 22, 2017, it had expanded the size of its Board from 9 to 10 and elected Sukhinder Singh Cassidy as a Director. The addition of Ms. Cassidy further expands the digital expertise that resides on the Board. She will serve on the Nominating and Governance Committee.

Ms. Cassidy is a leading Internet executive and entrepreneur, with over 20 years of experience building digital businesses. In addition to founding several companies, including theBoardlist, Joyus and Yodlee, she served as CEO of Polyvore, was President of Asia Pacific and Latin America for Google, and was an early business development executive at Amazon. Besides URBN, she also currently serves on the boards of TripAdvisor and Ericsson.

“We are delighted to have Sukhinder Singh Cassidy join our Board as an independent director,” said Richard A. Hayne, Chairman of Urban Outfitters Inc. “She brings with her a wealth of knowledge and experience about our fast-growing digital channel, and I believe she will help guide our digital and omni-channel strategies so we can continue that growth,” finished Mr. Hayne.

The Board of Directors also authorized the repurchase of an additional 20 million common shares. Pursuant to this program, the Company, at its discretion, may repurchase its common shares from time to time, subject to market conditions and at prevailing market prices. The company has 985,354 shares remaining under the February 2015 share repurchase authorization.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada, and Europe and websites; 225 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 130 Free People stores in the United States and Canada, catalogs and websites and 12 Food and Beverage restaurants, as of July 31, 2017. Free People wholesale sells its product through approximately 1,900 department and specialty stores worldwide, third-party websites and the Company’s own retail stores.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe weather conditions, increases in labor costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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